UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   Dow, Stephen M.
   c/o Sevin Rosen Fund IV L.P.
   13455 Noel Road
   Suite 1670
   Dallas, Texas  75240
2. Issuer Name and Ticker or Trading Symbol
   Citrix Systems, Inc.
   (CTXS)
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   12/31/1998
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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Common Stock                 |--    |--  |--                |-- |--         |31,229             |I     |Family Trust(1)            |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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Time-based Options (Righ|$71.5630|11/02|A   |5,588      |A  |(2)  |11/02|Common Stock|5,588  |--     |--          |D  |--          |
t to Buy)               |        |/98  |    |           |   |     |/08  |            |       |       |            |   |            |
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Time-based Options (Righ|$71.5630|11/02|A   |39,412     |A  |(3)  |11/02|Common Stock|39,412 |--     |45,000      |D  |--          |
t to Buy)               |        |/98  |    |           |   |     |/08  |            |       |       |            |   |            |
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Explanation of Responses:
(1) The Reporting Person and his spouse are trustees of the Dow Family Trust. The Reporting Person and members of his immediate family are beneficiaries.
(2) Options to purchase shares of Common Stock will vest and become exercisable as to 1,845 of these options on November 2, 1999 and the remainder will vest and become exercisable on November 2,
2001.
(3) Options to purchase shares of Common Stock will vest and become exercisable as to 13,006 of these options on November 2, 1999 and the remainder will vest and become exercisable on November 2,
2001.
SIGNATURE OF REPORTING PERSON
/s/ Stephen M. Dow
DATE
February 10, 1999